Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-214805, No. 333-235962, and No. 333-227349), Form S-1 (No. 333-221683, No. 333-230856, No. 333-232762 and No. 333-235709), and Form S-8 (No. 333-227482 and No. 333-228655), of Genius Brands International, Inc. of our report dated March 30, 2020, relating to our audit of the consolidated financial statements of Genius Brands International, Inc. (which expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), which appear in the Annual Report on Form 10-K of Genius Brands International, Inc. for the years ended December 31, 2019 and 2018.

/s/ SQUAR MILNER LLP

Los Angeles, California

March 30, 2020